SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                 NetManage, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    641144308
                                 (CUSIP Number)

             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 641144308                   13G                     Page 2 of __ Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          SACC Partners, LP
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [_]
                                                                       (b)  [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              473,098
      NUMBER OF        ------ --------------------------------------------------
       SHARES            6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                -0-
        EACH           ------ --------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                  473,098
                       ------ --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          473,098
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.02%(1)
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------


------------
(1) Based on 9,421,117 shares of common stock of NetManage, Inc. ("ZiLOG" or the "Issuer") outstanding at May 4, 2006, as reported in ZiLOG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 12, 2006.

CUSIP No. 641144308                   13G                     Page 3 of __ Pages

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Riley Investment Management, LLC
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              473,098(2)
      NUMBER OF        ------ --------------------------------------------------
       SHARES            6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                -0-
        EACH           ------ --------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                  473,098(2)
                       ------ --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          473,098(2)
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.02%(3)

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA
--------- ----------------------------------------------------------------------


------------
(2) Because Riley Investment Management LLC has sole investment and voting power over 473,098 shares of Common Stock owned of record by SACC Partners LP, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares.

(3) Based on 9,421,117 shares of common stock of NetManage, Inc. ("ZiLOG" or the "Issuer") outstanding at May 4, 2006, as reported in ZiLOG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 12, 2006.

CUSIP No. 641144308                   13G                     Page 4 of __ Pages

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Bryant R Riley
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------- ----------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              473,098(4)
      NUMBER OF        ------ --------------------------------------------------
       SHARES            6    SHARED VOTING POWER
    BENEFICIALLY
     OWNED BY                 -0-
        EACH           ------ --------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                  473,098(4)
                       ------ --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          473,098(4)
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.02%(5)
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------


------------
(4) Because Riley Investment Management LLC has sole voting and investment power over SACC Partners LP's security holdings and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of SACC Partners LP, Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 473,098 shares owned of record by SACC Partners LP.

(5) Based on 9,421,117 shares of common stock of NetManage, Inc. ("ZiLOG" or the "Issuer") outstanding at May 4, 2006, as reported in ZiLOG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 12, 2006.

CUSIP No. 641144308                   13G                     Page 5 of __ Pages

Item 1.

(a) Name of Issuer
       NetManage, Inc.
(b) Address of Issuer's Principal Executive Offices
       20883 Stevens Creek Blvd.
       Cupertino, CA 95014


Item 2.

(a) Name of Person Filing
         SACC Partners, LP; Riley Investment Management, LLC; Bryant R Riley
(b) Address of Principal Business Office or, if none, Residence
         11100 Santa Monica Blvd.
         Suite 800
         Los Angeles, CA 90025
(c) Citizenship
         SACC Partners LP (Delaware limited partnership)
         Riley Investment Management LLC (Delaware limited liability company) Bryant R. Riley (individual residing in California)
(d) Title of Class of Securities
         Common Stock
(e) CUSIP Number
         641144308

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

CUSIP No. 641144308                   13G                     Page 6 of __ Pages

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 473,098
(b) Percent of class: 5.02%
(c) Number of shares as to which the person has:
      (i) Sole power to vote or to direct the vote 473,098
      (ii) Shared power to vote or to direct the vote 0
      (iii) Sole power to dispose or to direct the disposition of 473,098
      (iv)Shared power to dispose or to direct the disposition of 0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

CUSIP No. 641144308                   13G                     Page 7 of __ Pages

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 641144308                   13G                     Page 8 of __ Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

                                    SACC Partners, LP
                                       By: Riley Investment Management, its
                                            General Partner

                                    By: /s/ Bryant R. Riley
                                       -----------------------------------------
                                       Bryant R. Riley, Managing Partner

                                    Riley Investment Management, LLC


                                    By: /s/ Bryant R. Riley
                                       -----------------------------------------
                                       Bryant R. Riley, President


                                    By: /s/ Bryant R. Riley
                                       -----------------------------------------
                                       Bryant R. Riley